EXHIBIT (d) (8)

                    SUCCES DE L'OPA SUR CHEMFAB CORPORATION

     Norton, filiale americaine de la Compagnie de Saint-Gobain, annonce la cloture avec succes de son offre publique d'achat sur l'ensemble des actions ordinaires de la societe americaine Chemfab Corporation. L'offre a pris fin comme prevu mardi 29 aout 2000 a minuit (heure de New-York).

     A l'expiration de l'offre, et sur la base des premieres informations donnees par le depositaire de l'offre, environ 93 percent des actions ordinaires de Chemfab ont ete apportees a l'offre.

     Norton et Chemfab vont maintenant achever le processus de fusion a l'issue duquel Chemfab deviendra indirectement filiale a 100 % de Norton. La fusion devrait etre achevee a la mi-septembre.

     Le 30 aout 2000.

     Service des Relations avec les Actionnaires

Tel.: Florence TRIOU-TEIXEIRA  01 47 62 45 19-mailto:florence.triou@saint-gobain.com

Tel.: Lounis BEKKAT            01 47 62 32 36-mailto:lounis.bekkat@saint-gobain.com

Fax:  01 47 62 50 62